Filed Pursuant to Rule 433
Registration No: 333-134553

FINAL TERMS AND CONDITIONS

LEHMAN BROTHERS HOLDINGS INC.
Lehman Notes, Series D

Issuer:	Lehman Brothers Holdings Inc.
Ratings:	Moody’s: A1
S&P: A+
Fitch: AA-
Principal Amount:	$6,735,000
Coupon:	6.85%
Yield:	6.85%
Issue Price:	100% of principal amount
Stated Maturity Date:	August 23, 2032, subject to the Call Date.
Call Date:

The Notes may be redeemed prior to the Stated Maturity Date at the option of Lehman Brothers Holdings Inc. in whole or in part at a price equal to 100% of the principal amount being redeemed, semi-annually on each February 23rd or August 23rd commencing on or after August 23rd, 2012. Notice of redemption will be given not more than 60 nor less than 30 days prior to the Call Date.

Interest Payment Dates:	Semi-annually on each February 23rd and August 23rd, commencing on February 25th, 2008, and ending on the Stated Maturity Date subject to the Call Date.

Survivor’s Option:	Yes
Trade Date:	August 16th, 2007
Settlement Date:	August 21st, 2007
CUSIP:	52519FEQ0
Dealers:	Lehman Brothers Inc. (Joint Lead Agent)
Incapital LLC (Joint Lead Agent)
A.G. Edwards & Sons, Inc.
Banc of America Securities LLC
Charles Schwab & Co., Inc.
Citi

FINAL TERMS AND CONDITIONS

Edward D. Jones & Co., L.P.
Fidelity Capital Markets
Morgan Stanley
Raymond James
RBC Capital Markets
UBS Investment Bank
Siebert Capital Markets
Wachovia Securities LLC

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-800-392-5000 or Incapital LLC by calling 1-800-289-6689.